EXHIBIT 99.1

WeTrade Group and Kunyue Medical Reached Cooperation Online Store "Epidemic Inspection Pass" has Achieved a Daily Average of 50,000+ Online Sales Orders

Beijing, China, Dec 28, 2022 -- WeTrade Group Inc. ("WeTrade" or the "Company") (NASDAQ: WETG), a global diversified "software as a service" ("SaaS") technology service provider committed to providing technical support and digital transformation tools for enterprises across different industries, today announced that the Company has entered into strategic cooperation with Fujian Kunyue Medical Supplies Co. Ltd. ("Kunyue Medical”), under which WeTrade would use multi-dimensional SaaS technology to open online stores for Kunyue Medical on Alipay and other platforms, launch third-party services, and utilize digital management and refined operations to help Kunyue Medical’s business innovation and growth. To date, Kunyue Medical has achieved an average daily online sales order volume of over 50,000 units in Alipay's online store, Epidemic Inspection Pass.

Kunyue Medical is a company that focuses on the production and sales of medical equipment. Specifically, it has a top-notch production line of rubber gloves in China, and currently ranks in the top three in the production and sales in China. Notably, Kunyue Medical seized the opportunity to produce protective clothing and sell antigen detection kits during the pandemic by promptly implementing speedy production of medical protective clothing, and making possible that protective armors for doctors and nurses in front-line are equipped with sufficient technology and availability.

As a company used to devote in traditional medical product manufacturing and sales, Kunyue Medical's sales channels were mainly offline in the past. Since the pandemic has disrupted the offline markets, Kunyue Medical has transformed its business model to online sales, which has proven to be a successful and will ensure its future in the market.

Hechun Wei, Chief Executive Officer of the Company, commented, "With the development of cloud computing, big data, and other technologies, global leading biopharmaceutical companies continue to build their core competitiveness through digitalization, and the living space for traditional pharmaceutical companies has since been negatively impacted. Therefore, the topic on how to successfully carry out digital transformation has become increasingly important for biopharmaceutical companies. Y-Health has absolute advantages in helping these biomedical companies achieve their desired digital transformation. The cooperation with Kunyue Medical is just the beginning, and we will reach cooperation with more biomedical companies to further improve the layout of the big health industry and realize the diversified development of the Company’s business."

1

About WeTrade Group Inc.

WeTrade Group Inc. is a global diversified "software as a service" ("SaaS") technology service provider which is committed to providing technical support and digital transformation tools for enterprises across different industries. The three main business segments of the Company are YCloud, WTPay and Y-Health.

YCloud is a micro-business cloud intelligent system launched by WeTrade, serving global micro-business industry. YCloud strengthens users' marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers' revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system.

Independently developed by the Company, WTPay supports multiple methods of online payment and eight mainstream digital wallets in over 100 countries to help customers quickly realize global collection and payment business. Customers can use WTpay for global acquiring business, global store opening, global payment collection, international banking, global remittance and currency exchange.

Under its global public health business sector Y-Health, the Company engages in developing global business for biological health and medical enterprises. Currently, Y-Health mainly focuses on detection and prevention of epidemic, daily healthcare, traditional Chinese medicines, and others.

For more information, please visit https://ir.wetg.group.

2

Forward-Looking Statements

This press release contains information about the Company's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company's encourages you to review other factors that may affect its future results in the Company's annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

WeTrade Group Inc.

Investor Relations Department

ir@WeTradegroup.net

3